Exhibit (a)(1)(F)

STONEHAVEN

1240 Huron Road, Suite 301 Cleveland, Ohio 44115
Tel: 216.430.2701 Fax: 216.430.2702
www.stonehavenco.com

FOR IMMEDIATE RELEASE:

CONTACT:
James C. Mastandrea
Chairman & CEO
mastandrea@stonehavenco.com

Davis Beau Bonner
Assistant Vice President — Investor Relations
216.430.2709
bonner@stonehavenco.com

STONEHAVEN REALTY TRUST ANNOUNCES
RESULTS OF ANNUAL MEETING
OF SHAREHOLDERS AND EXCHANGE OFFER

Cleveland, Ohio - July 1, 2003 — Stonehaven Realty Trust (AMEX: RPP) today announced the results of its June 30th annual meeting of shareholders and its exchange offer. Shareholders were asked to vote on several proposals relating to Stonehaven’s planned implementation of a national real estate acquisition, development and re-development strategy, and to elect trustees. All of the proposals were voted in support of the plan.

Commenting on the outcome of the shareholders’ meeting, James C. Mastandrea, Stonehaven’s Chairman and Chief Executive Officer, stated, “We are pleased to have received shareholders’ support and approval regarding the implementation of our plan for the Trust. We are now positioned to execute a program designed to create value in real estate for our shareholders.”

The proposals and approvals were:

Proposal 1: Asset Contribution & Related Transactions; Issuance of Additional Shares

•	The contribution of an apartment complex located in Chicago, Illinois into a wholly-owned operating partnership subsidiary of Stonehaven in exchange for partnership units convertible into Stonehaven’s common shares;

•	The current and future issuance of incentive-based restricted common shares to management; and

•	The issuance of common shares as part of Stonehaven’s exchange offer to preferred shareholders.

STONEHAVEN

1240 Huron Road, Suite 301 Cleveland, Ohio 44115
Tel: 216.430.2701 Fax: 216.430.2702
www.stonehavenco.com

Proposal 2: Sale of Stonehaven’s Existing Real Estate

•	The sale of Stonehaven’s general partnership interests in its existing four Minnesota properties to a partnership including its former Chairman and its former Chief Executive Officer.

Proposal 3: Name Change

•	Changing the name to Paragon Real Estate Equity and Investment Trust including its new symbol “PRG.”

Proposal 4: Amendments to the Terms of the Class A Preferred Shares

•	Eliminating payment of dividends, including the dividend that was previously scheduled for April 2003;

•	Removing the right of preferred shareholders to elect a majority of the Board of Trustees; and

•	Eliminating the restriction for Stonehaven to redeem its preferred shares.

Proposal 5: Election of Two Management Trustees and Three Independent Trustees

•	James C. Mastandrea

•	John J. Dee

•	Daryl J. Carter

•	Daniel G. DeVos

•	Michael T. Oliver

Results of the Exchange Offer

The exchange offer, which concluded on June 30, 2003, resulted in 1,173,920 preferred shares being tendered of the 1,454,910 preferred shares outstanding, or nearly 81%. The number of common shares outstanding will increase from 4,517,524 to approximately 31,378,000.

Mastandrea additionally stated, “With the endorsement of the shareholders and the completion of the share exchange offer, Stonehaven will now be known as Paragon Real Estate Equity and Investment Trust.” Mastandrea added, “And, with the incentive-based management team we’ve assembled that is deep in real estate investment and management experience, combined with our strong relationships within the capital markets, Stonehaven expects to realize the lower cost of capital which is available to public companies.”

STONEHAVEN

1240 Huron Road, Suite 301 Cleveland, Ohio 44115
Tel: 216.430.2701 Fax: 216.430.2702
www.stonehavenco.com

About Stonehaven Realty Trust

Stonehaven Realty Trust is a specialty real estate investment company that acquires, owns and operates real estate equity investments. Additional information can be found at www.stonehavenco.com.

Forward-Looking Statements

Certain matters discussed within this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Stonehaven Realty Trust believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that the planned implementation of a national real estate acquisition, development and re-development strategy will be completed in whole or in part. Factors that could cause actual results to differ materially from Stonehaven’s expectations include changes in local or national economic or real estate conditions, the ability to meet competition, loss of existing key personnel, ability to hire and retain future personnel and other risks detailed from time to time in Stonehaven’s SEC reports and filings, including its annual report on Form 10-K/A, quarterly reports on Form 10-Q and periodic reports on Form 8-K. Stonehaven assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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